September 2, 2025

Ashley Dembowski
Chief Financial Officer
Store Capital LLC
8377 East Hartford Drive, Suite 100
Scottsdale, AZ 85255

       Re: Store Capital LLC
           Form 10-K for the year ended December 31, 2024
           Filed March 5, 2025
           Form 10-Q for the quarter ended March 31, 2025
           Filed May 2, 2025
           File No. 001-36739
Dear Ashley Dembowski:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Real Estate &
Construction